Exhibit 99.1

NEWS RELEASE

Release Date:     Friday, January 31, 2014

Release Time: At Market Close

Contact:     Eric E. Stickels, Executive Vice President & CFO

Phone:     (315) 366-3702

Oneida Financial Corp. Reports 2013 Fourth Quarter and Record Full Year Operating Results (unaudited)

Oneida, NY, January 31, 2014 - Oneida Financial Corp. (NASDAQ Global: ONFC), the parent company of The Oneida Savings Bank, has announced fourth quarter operating results. Net income for the three months ended December 31, 2013 was $1.6 million, or $0.23 diluted earnings per share, compared to $1.8 million, or $0.26 diluted earnings per share, for the three months ended December 31, 2012. The decrease in net income during the respective fourth quarter periods is primarily the result of an increase in non-interest expense, a decrease in net investment gains and an increase in income tax provision; partially offset by an increase in net interest income, an increase in non-interest income, and an increase in the fair value of equity investments.
Net income for the full year ended December 31, 2013 was $6.1 million or $0.88 diluted earnings per share, as compared with $5.8 million or $0.84 diluted earnings per share for the same period in 2012. The increase in net income during the full year ended December 31, 2013 as compared with full year 2012 results was primarily due to an increase in net interest income, an increase in non-interest income, an increase in the fair value of equity investments, the absence of any impairment charges during the current year and a decrease in provision for loan losses; partially offset by an increase in non-interest expense supporting the continued investment in and growth of the Company’s insurance and other non-banking subsidiaries, a decrease in net investment gains and an increase in income taxes.
Key balance sheet changes at December 31, 2013

•
The Bank is categorized as well capitalized at December 31, 2013 with a Tier 1 leverage ratio of 9.03% and a total risk-based capital ratio of 15.97%. The Company’s average equity ratio as a percent of average assets was 12.04% at December 31, 2013 compared to 13.45% at December 31, 2012.

•
Deposit accounts were $637.3 million at December 31, 2013, an increase of $69.0 million from December 31, 2012. The increase in total deposits from December 31, 2012, represents an increase of $29.4 million in retail deposits and further supported by an increase of $39.6 million in municipal deposits over the past twelve months. The increase in deposits was invested in securities and loans receivable.

•
Net loans receivable totaled $335.7 million at December 31, 2013 compared to $311.7 million at December 31, 2012. The increase in net loan balances over the past twelve months reflect the Company’s continued loan origination efforts partially offset by loan sales activity. The Company has sold $12.4 million in fixed rate residential loans, which represents the majority of the Company’s fixed-rate residential loan origination volume with terms exceeding 15 years, during the trailing twelve months ended December 31, 2013.

•
Investment and mortgage-backed securities totaled $268.0 million at December 31, 2013, an increase of $10.6 million from December 31, 2012. The increase in investment and mortgage-backed securities is primarily the result of the increase in pledged collateral needed to support the increase in municipal deposit activities.

•
The Company continued to repay maturing Federal Home Loan Bank advances with proceeds from investment securities maturities, calls and other cash flows. Borrowings outstanding were $1.0 million at December 31, 2013; a decrease of $5.0 million from December 31, 2012.

•
Total equity at December 31, 2013 was $90.7 million, a decrease of $2.3 million from December 31, 2012. The change in total equity is the result of the contribution of net earnings, partially offset by the declaration of cash dividends during the trailing twelve month period combined with valuation adjustments made for the Company’s available for sale investment and mortgage-backed securities given the recent increase in market interest rates.

Key operating items for fourth quarter 2013 include:

•
Net interest income was $5.1 million for the three months ended December 31, 2013 compared to $4.9 million for the three months ended December 31, 2012. Net interest margin was 3.14% for the fourth quarter of 2013 compared to 3.36% for the fourth quarter of 2012.

•
Non-interest income was $7.6 million for the three months ended December 31, 2013 compared to $7.1 million for the three months ended December 31, 2012. This increase is primarily the result of an increase in revenue derived from the Company’s insurance and other non-banking operations of $518,000 to $6.3 million in the fourth quarter of 2013 compared to $5.8 million in the comparable 2012 period.

•
An increase in the fair value recognized on trading (equity) securities of $684,000 was recognized for the three months ended December 31, 2013 compared to an increase in fair value of $89,000 for the three months ended December 31, 2012.

•
Noninterest expense increased to $10.7 million for the three months ended December 31, 2013 compared to $9.7 million for the comparable period in 2012. This increase was primarily the result of an increase in compensation and employee benefits expense combined with the financial impact of the previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective December 31, 2012.

Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, “Oneida Financial Corp. continues to demonstrate a consistent record of success in Central New York and beyond through the execution of a diversified banking, insurance and financial services strategy. The Company is reporting record net income for 2013, demonstrating an earnings increase of 5.7%, while the Company continues to invest and build its businesses for future success.” Kallet continued, “Oneida Savings Bank is also proud to report a record level of total assets, loans receivable and total deposits.” Kallet stated, “Our insurance and financial services subsidiaries continue to post impressive results with revenue growth of 12.4%.” Kallet concluded, “Oneida Financial Corp. has continued its strong record of cash dividend payments to shareholders while we define the distinction between Wall Street banking and Main Street banking. This distinction will be further reinforced next year with our investment advisory, trust and pension services units operating cohesively as Oneida Wealth. The result is a strong and vital financial institution, fully prepared to meet the economic challenges of the future.”
Net Interest Income and Margin
Fourth quarter 2013 compared with fourth quarter 2012
Net interest income was $5.1 million for the three months ended December 31, 2013, an increase of $184,000 from the fourth quarter of 2012. The net interest margin was 3.14% for the fourth quarter of 2013, compared to 3.36% for the fourth quarter of 2012. The decrease in net interest margin is primarily the result of a decrease in the yield on interest-earning assets of 32 basis points to 3.55% partially offset by a decrease in the cost of interest-bearing liabilities of 11 basis points to 0.48%. The average balance of interest-bearing assets increased $64.4 million partially offset by an increase in average interest-bearing liabilities of $53.0 million. The average cost of interest-bearing deposits decreased 6 basis points to 0.47% for the fourth quarter of 2013 as compared to 0.53% for the fourth quarter of 2012.
Fourth quarter 2013 compared with linked quarter ended September 30, 2013
Net interest income for the three month ended December 31, 2013 increased $141,000 from the three months ended September 30, 2013. The increase in net interest income reflects an increase in average interest-earning assets of $46.6 million during the three months ended December 31, 2013 as compared with the linked quarter partially offset by a decrease of 15 basis points in net interest margin from 3.29% for the quarter ended September 30, 2013. The yield on average interest-earning assets decreased 16 basis points from 3.71% for the quarter ended September 30, 2013 while the cost of interest-bearing liabilities decreased 1 basis point from 0.49% during the third quarter of 2013 to 0.48% during the fourth quarter of 2013.
Year-to-date comparison 2013 to 2012
On a full year-to-date basis, net interest income increased $208,000 for the year ended December 31, 2013, as compared to the same period in 2012. The increase in net interest income is the result of an increase in average interest-earning assets of $30.4 million partially offset by a decrease in net interest margin of 14 basis points to 3.23% for year ended December 31, 2013 from 3.37% for the same period in 2012.
Provision for Loan Losses
Fourth quarter 2013 compared with fourth quarter 2012
During the fourth quarter of 2013, the Company made a provision for loan losses of $120,000 as compared with a $260,000 provision for loan losses during the fourth quarter of 2012. Net charge-offs during the current quarter were $80,000 are compared with net charge-offs of $125,000 in the same period last year. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. Net loan charge-offs as a percentage of average loans were 0.02% for the fourth quarter of 2013 compared with 0.04% for the same period in 2012. Non-performing loans as a percentage of total loans was 0.16% at December 31, 2013 as compared with 0.23% at December 31, 2012. The ratio of the allowance for loan losses to loans receivable was 0.93% at December 31, 2013 compared to 0.89% at December 31, 2012.

Fourth quarter 2013 compared with linked quarter ended September 30, 2013
The provision for loan losses totaled $120,000 during the fourth quarter of 2013 as compared with $180,000 in provision for loan losses incurred in the linked prior quarter. The decreased provision for loan losses made in the fourth quarter of 2013 is primarily the result of a decrease in nonperforming loans during the current period and continued low level of net charged-off loans. Non-performing loans to total loans were 0.16% at December 31, 2013 as compared with 0.25% at September 30, 2013. The ratio of the allowance for loan losses to loans receivable was 0.93% at December 31, 2013 compared to 0.92% at September 30, 2013.
Year-to-date comparison 2013 to 2012
Provision for loan losses totaled $500,000 for the full year ended December 31, 2013 as compared with $740,000 in the same period of 2012.
Non-interest Income
Fourth quarter 2013 compared with fourth quarter 2012
Non-interest income totaled $7.6 million for the fourth quarter of 2013, an increase of $510,000 from $7.1 million in the fourth quarter of 2012. The increase was primarily due to an increase of $518,000 or 8.9% in commissions and fees on the sales of non-bank products through the Bank’s insurance and financial service subsidiaries. The increase in non-interest income was also supported by an increase in service charges on deposit accounts of $41,000 to $710,000 for the three months ended December 31, 2013 as compared with the same period in 2012. Other revenue from operations decreased to $581,000 for the fourth quarter of 2013 from $630,000 for the same period in 2012 primarily the result of a decrease in loan sale and servicing income.
Fourth quarter 2013 compared with linked quarter ended September 30, 2013
Non-interest income increased $512,000 from $7.1 million on a linked-quarter basis, reflecting an increase in commissions and fees on the sales of non-bank products of $470,000 in the fourth quarter of 2013 as compared with the linked prior quarter. In addition, other revenue from operations increased $39,000 as compared with the linked quarter.
Year-to-date comparison 2013 to 2012
Non-interest income totaled $29.2 million for the full year ended December 31, 2013 as compared with $26.6 million in the same period of 2012, an increase of 9.8%. For the full year ended December 31, 2013 commissions and fees on the sales of non-bank products increased $2.7 million from the same period in 2012. Loan sale and servicing income decreased $330,000 in the full year ended December 31, 2013 as compared with same period in 2012. The Bank sells substantially all of its fixed-rate residential mortgage loan originations with maturities exceeding 15 years on a servicing retained basis in the secondary market. These loan sales help the Bank to control interest rate risk. Loan sales volume has decreased in the current period as compared with the prior year. Service charges on deposit accounts increased $211,000 to $2.8 million for the full year ended December 31, 2013 as compared with the same period in 2012.
Net Investment Gains
Fourth quarter 2013 compared with fourth quarter 2012
Net investment losses of $58,000 were recorded in the fourth quarter of 2013 compared with net investment gains of $374,000 in the fourth quarter of 2012. During the fourth quarter of 2013 the Bank realized a net loss of $115,000 upon the sale and/or liquidation of $2.4 million in trust preferred collateralized debt obligation securities, representing six of the Bank’s eight such securities. The sale was in response to uncertainties created by the announcement in December 2013 of the final regulations implementing the Volker Rule. The Bank continues to own two performing trust preferred securities with a book value of $1.0 million and a fair value $2.5 million.

Fourth quarter 2013 compared with linked quarter ended September 30, 2013
During the linked quarter ended September 30, 2013, the Company realized net investment gains of $275,000 as compared with $58,000 in net investment losses in the three months ended December 31, 2013. The Company has not recorded any other-than-temporary investment impairment charges during 2013.
Year-to-date comparison 2013 to 2012
For the full year ended December 31, 2013 the Company has recorded net investment gains of $484,000 as compared with net investment gains of $796,000 during the full year ended December 31, 2012. In addition to the six trust preferred securities sold and/or liquidated in the fourth quarter of 2013, one trust preferred security was sold during the second quarter of 2013 resulting in an investment gain of $208,000 representing a recapture of impairment charges recognized in prior periods relating to that specific investment. As a result, the Bank realized net gains of $93,000 for the full year ended December 31, 2013 from the sale/liquidation of the seven trust preferred securities.
Change in the Fair Value of Investments
Fourth quarter 2013 compared with fourth quarter 2012
The Company has identified the preferred and common equity securities it holds in the investment portfolio as trading securities and as such the change in fair value of these securities is reflected as a non-cash adjustment through the income statement. For the three months ended December 31, 2013, the fair value of the Company’s trading securities increased $684,000 as compared with an increase of $89,000 in the fourth quarter of 2012.
Fourth quarter 2013 compared with linked quarter ended September 30, 2013
During the linked quarter ended September 30, 2013, the Company recorded a positive non-cash adjustment of $127,000 reflecting an increase in fair value of the Company’s trading securities at the end of the third quarter of 2013 as compared with the fair value at the end of the second quarter of 2013.
Year-to-date comparison 2013 to 2012
For the full year ended December 31, 2013 a positive net fair value adjustment of $1.9 million reflects the increase in fair value of the Bank’s trading securities at December 31, 2013. This compares with a net increase in the fair value for the same 2012 period of $620,000. The increase in fair value of the Company’s trading securities during the year ending December 31, 2013 includes $239,000 in gains received upon the sale of $2.5 million in certain trading assets during the period which is reflective of the increase in broader equity markets during the period.
Non-interest Expense
Fourth quarter 2013 compared with fourth quarter 2012
Non-interest expense was $10.7 million for the three months ended December 31, 2013 as compared with $9.7 million during the fourth quarter of 2012. The increase in noninterest expense was primarily due to an increase in compensation and employee benefits combined with selling and operating expenses associated with the increase in sales of insurance and other non-banking products through our subsidiaries. The increase in non-interest expense derived from our insurance and financial service subsidiaries is primarily the result of the acquisition on December 31, 2012 of a Schenectady, New York based insurance agency and organizational expenses incurred in the fourth quarter of 2013 for the creation of a broker-dealer subsidiary expected to be operational in early 2014.

Fourth quarter 2013 compared with linked quarter ended September 30, 2013
Non-interest expense decreased $188,000 in the fourth quarter of 2013 as compared with the linked prior quarter. The decrease in non-interest expense was primarily due to a decrease in compensation and employee benefit combined with a decrease in selling and operating expenses from our insurance and other non-banking subsidiaries in the fourth quarter of 2014.
Year-to-date comparison 2013 to 2012
Non-interest expense totaled $42.4 million for the full year ended December 31, 2013 as compared with $37.1 million in the same period of 2012. The increase in non-interest expense is primarily the result of an increase in salaries and employee benefit expense of $3.5 million, an increase of $521,000 in equipment and occupancy expense, an increase of $113,000 in the amortization of intangibles and an increase of $1.1 million in other costs of operations as compared with the full year ended December 31, 2012. These increased non-interest expenses are primarily the result of the previously announced acquisition of a Schenectady, New York based insurance agency which was merged into the Company’s insurance subsidiary effective December 31, 2012 combined with the organizational expenses incurred throughout the year of 2013 for the creation of a broker-dealer subsidiary expected to be operational in early 2014.
Income Taxes
The Company’s effective tax rate was 35.5% for the fourth quarter of 2013 as compared with an effective tax rate of 28.5% for the fourth quarter of 2012. For the linked quarter ended September 30, 2013, the Company’s effective tax rate was 26.6%. The higher effective tax rate for the quarter ended December 31, 2013 was due to changes in the bank’s tax exempt and tax preferred investment income and the overall tax rate in effect for the year. For the full year ended December 31, 2013 the Company’s effective tax rate was 28.8% as compared with an effective tax rate was 26.7% during the prior full year ended December 31, 2012.
About Oneida Financial Corp.
The Company’s wholly owned subsidiaries include The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank; State Bank of Chittenango, a state chartered limited-purpose commercial bank; Bailey Haskell & LaLonde Agency, an insurance and risk management company; Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm; Workplace Health Solutions, a risk management company specializing in workplace injury claims management and Oneida Wealth Management, an investment services firm. Oneida Savings Bank was established in 1866 and operates eleven full-service banking offices in Madison and Oneida counties. For more information, visit the Company’s web site at www.oneidafinancial.com.
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS
In addition to historical information, this earnings release may contain forward-looking statements for purposes of applicable securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. There are a number of important factors described in documents previously filed by the Company with the Securities and Exchange Commission, and other factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

All financial information provided at and for the quarter and full year ended December 31, 2013 and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.

	At	At	At	At	At
Selected Financial Condition Data:	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(in thousands except per share data)	2013	2013	2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Total assets	$742,484	$713,533	$698,473	$719,687	$681,391
Cash and cash equivalents	42,183	34,247	11,606	53,914	19,803
Loans receivable, net	335,701	334,062	324,659	317,674	311,703
Mortgage-backed securities	98,994	91,854	89,792	91,687	90,907
Investment securities	169,012	159,476	180,156	166,747	166,539
Trading securities	5,063	4,379	4,252	3,947	5,630
Goodwill and other intangibles	26,582	26,683	26,798	26,914	27,017
Interest bearing deposits	551,603	522,034	519,010	536,616	492,455
Non-interest bearing deposits	85,647	86,570	74,678	71,390	75,810
Borrowings	1,000	1,000	1,000	1,000	6,000
Total equity	90,702	89,553	91,174	93,885	93,040

Book value per share
(end of period)	$13.21	$13.08	$13.36	$13.79	$13.71
Tangible value per share
(end of period)	$9.34	$9.18	$9.43	$9.84	$9.73

	Quarter Ended		Year to Date
Selected Operating Data:	Dec 31,	Dec 31,	Dec 31,	Dec 31,
(in thousands except per share data)	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,858	$3,789	$15,132	$15,126
Interest and dividends
on investments	1,908	1,865	7,253	7,617
Interest on fed funds	7	7	18	22
Total interest income	5,773	5,661	22,403	22,765
Interest expense:
Interest on deposits	652	665	2,503	2,739
Interest on borrowings	18	77	100	434
Total interest expense	670	742	2,603	3,173
Net interest income	5,103	4,919	19,800	19,592
Provision for loan losses	120	260	500	740
Net interest income after
provision for loan losses	4,983	4,659	19,300	18,852
Net investment (losses) gains	(58)	374	484	796
Change in fair value of investments	684	89	1,935	620
Impairment of other asset	—	—	—	(1,886)
Non-interest income:
Service charges on deposit accts	710	669	2,800	2,589
Commissions and fees on sales
of non-banking products	6,336	5,818	24,170	21,506
Other revenue from operations	581	630	2,237	2,518
Total non-interest income	7,627	7,117	29,207	26,613
Non-interest expense
Salaries and employee benefits	7,014	6,402	27,503	24,030
Equipment and net occupancy	1,278	1,172	5,196	4,675
Intangible amortization	101	83	452	339
Other costs of operations	2,327	2,073	9,233	8,096
Total non-interest expense	10,720	9,730	42,384	37,140
Income before income taxes	2,516	2,509	8,542	7,855
Income tax provision	894	714	2,456	2,095
Net income	$1,622	$1,795	$6,086	$5,760
Net income per common
share ( EPS – Basic )	$0.23	$0.26	$0.88	$0.84
Net income per common
share ( EPS – Diluted)	$0.23	$0.26	$0.87	$0.84
Cash dividends paid	$0.12	$0.12	$0.48	$0.48

	Fourth	Third	Second	First	Fourth
Selected Operating Data:	Quarter	Quarter	Quarter	Quarter	Quarter
(in thousands except per share data)	2013	2013	2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$3,858	$3,793	$3,754	$3,727	$3,789
Interest and dividends
on investments	1,908	1,804	1,794	1,746	1,865
Interest on fed funds	7	1	6	5	7
Total interest income	5,773	5,598	5,554	5,478	5,661
Interest expense:
Interest on deposits	652	609	636	606	665
Interest on borrowings	18	27	20	35	77
Total interest expense	670	636	656	641	742
Net interest income	5,103	4,962	4,898	4,837	4,919
Provision for loan losses	120	180	100	100	260
Net interest income after
provision for loan losses	4,983	4,782	4,798	4,737	4,659
Net investment (losses) gains	(58)	275	263	4	374
Change in fair value of investments	684	127	305	819	89
Impairment of other asset	—	—	—	—	—
Non-interest income:
Service charges on deposit accts	710	707	704	680	669
Commissions and fees on sales
of non-banking products	6,336	5,866	5,998	5,970	5,818
Other revenue from operations	581	542	542	572	630
Total non-interest income	7,627	7,115	7,244	7,222	7,117
Non-interest expense
Salaries and employee benefits	7,014	7,075	6,790	6,624	6,402
Equipment and net occupancy	1,278	1,296	1,337	1,285	1,172
Intangible amortization	101	115	115	120	83
Other costs of operations	2,327	2,422	2,328	2,159	2,073
Total non-interest expense	10,720	10,908	10,570	10,188	9,730
Income before income taxes	2,516	1,391	2,040	2,594	2,509
Income tax provision	894	370	548	644	714
Net income	$1,622	$1,021	$1,492	$1,950	$1,795
Net income per common
share ( EPS – Basic )	$0.23	$0.15	$0.22	$0.28	$0.26
Net income per common
share ( EPS – Diluted)	$0.23	$0.15	$0.21	$0.28	$0.26
Cash dividends paid	$0.12	$0.12	$0.12	$0.12	$0.12

	At	At	At	At	At
Selected Financial Ratios (1)	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
and Other Data	2013	2013	2013	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Performance Ratios:
Return on average assets	0.87%	0.58%	0.84%	1.14%	1.06%
Return on average equity	7.2%	4.45%	6.33%	8.32%	7.87%
Return on average tangible equity	10.12%	6.29%	8.85%	11.69%	10.79%
Interest rate spread (2)	3.07%	3.22%	3.14%	3.22%	3.28%
Net interest margin (3)	3.14%	3.28%	3.21%	3.3%	3.36%
Efficiency ratio (4)	83.42%	89.37%	86.11%	83.46%	80.15%
Non-interest income to average assets	4.08%	4.07%	4.1%	4.22%	4.2%
Non-interest expense to average assets	5.74%	6.24%	5.98%	5.96%	5.74%
Average interest-earning assets as a ratio
of average interest-bearing liabilities	117.24%	116.99%	116.14%	115.84%	116.8%
Average equity to average total assets	12.04%	13.11%	13.34%	13.7%	13.45%
Equity to total assets (end of period)	12.22%	12.55%	13.05%	13.05%	13.65%
Tangible equity to tangible assets	8.96%	9.15%	9.58%	9.67%	10.09%

Asset Quality Ratios:
Nonperforming assets to
total assets (5)	0.08%	0.29%	0.27%	0.2%	0.32%
Nonperforming loans to
total loans	0.16%	0.25%	0.23%	0.21%	0.23%
Net charge-offs to average loans	0.02%	0.02%	0.01%	—%	0.04%
Allowance for loan losses to
loans receivable	0.93%	0.92%	0.91%	0.9%	0.89%
Allowance for loan losses to
nonperforming loans	587.9%	370.33%	383.57%	418.89%	382.37%

Bank Regulatory Capital Ratios:
Total capital
to risk weighted assets	15.97%	16.3%	15.83%	15.44%	15.16%
Tier 1 capital
to risk weighted assets	15.25%	15.58%	15.15%	14.77%	14.5%
Tier 1 capital
to average assets	9.03%	9.88%	9.56%	9.59%	9.33%

1 - Ratios are annualized where appropriate.
2 - The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
3 - The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

4 - The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding net impairment losses, net investment gains(losses) and changes in the fair value of trading securities.
5 - Non-performing assets include non-performing loans and non-accrual trust preferred securities.